FOR IMMEDIATE RELEASE
December 13, 2016

PCS EDVENTURES! Thrust uav taps newegg for north american sales and distribution

Newegg to Carry Thrust UAV Flagship Drone 250R Pro.

Boise, Idaho, December 13, 2016 — Thrust UAV (www.thrust-uav.com), a wholly owned subsidiary of PCS Edventures!.com (OTC:PCSV) and a leader in the drone racing market, today announced it will begin selling its products on Newegg.com. Newegg is one of the industry’s leading tech-focused online retailers with a customer base of technology enthusiasts and early adopters. Thrust UAV is selling the Riot 250R Pro racing drone on Newegg and will run multiple promotions throughout the holiday season leading up to the Christmas holiday.

Drones appeal to our tech enthusiast customer base, which includes everyone from recreational hobbyists to competitive racing pilots,” said Merle McIntosh, Newegg SVP of Sales & Marketing. “Newegg considers drones to be an important growth category, strategically important to the company as we continue to expand our offering in emerging categories.”

“Thrust UAV is excited for the opportunity to sell direct to FPV racing customers across North America on Newegg.com,” said Todd Hackett, CEO of PCS Edventures. “Newegg is a great fit for Thrust UAV, and we look forward to promoting sale of the Riot 250R Pro during the holiday season and beyond.”

Releasing the Riot 250R Pro through Newegg lets Thrust UAV gain market exposure across North America, part of the company’s core strategy of giving as many people as possible the ability to purchase and fly the Riot. Having Newegg as a national sales platform sets up the Riot 250R sales to grow over time during the holiday season and into 2017.

About Thrust UAV

Thrust UAV, a business unit of PCS Edventures!.com, Inc. (OTCPINK: PCSV) located in Boise, Idaho, builds and manufactures creative innovative, cutting-edge technology solutions for the rapidly expanding FPV (First Person View) drone racing market. Thrust UAV designs and sells FPV race drones, components, frames and high-performance electronic modules applicable to many industries. Learn more at http://www.thrust-uav.com.

 _ _

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934; actual results could differ materially from such statements.

About Newegg Inc.

Newegg Inc. is the leading electronics-focused e-retailer in the United States. It owns and operates Newegg.com (http://www.newegg.com) which was founded in 2001 and regularly earns industry-leading customer service ratings. The award-winning website has more than 28 million registered users and offers customers a comprehensive selection of the latest consumer electronics products, detailed product descriptions and images, as well as how-to information and customer reviews. Using the site’s online tech community, customers have the opportunity to interact with other computer, gaming and consumer electronics enthusiasts. Newegg Inc. is headquartered in City of Industry, California. Newegg operates Hybrid Centers in City of Industry, CA and Richmond Hill, Ontario.

Contact

Investor Contact: Mike Bledsoe 1.800.429.3110, mikeb@edventures.com

Investor Relations Web Site: pcsv.global

# # #

Page | 2